Exhibit 23.3

Consent of Expert

April 9, 2021

In connection with the Registration Statement Under the Securities Act of 1933 on Form S-8 (the “Form S-8”) of Perpetua Resources Corp. (the “Company”), I hereby consent to the references in the Form S-8 to my name and to the inclusion of extracts from or summaries of content in the technical report titled “Stibnite Gold Project, Feasibility Study Technical Report, Valley County, Idaho” with an effective date of December 22, 2020 and an issue date of January 27, 2021.

Yours truly,
/s/ Richard K. Zimmerman, R.G. SME-RM
Richard K. Zimmerman, R.G. SME-RM